Exhibit 99.1

                  IMMUNOMEDICS ANNOUNCES FISCAL 2005 RESULTS

    MORRIS PLAINS, N.J., Sept. 8 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibodies, today reported revenues of $0.6 million and a net loss of $10.1 million, or $0.19 per share, for the fourth quarter of fiscal year 2005, which ended June 30, 2005. This compares to revenues of $0.9 million and a net loss of $6.8 million, or $0.14 per share, for the same period last year. For the fiscal year 2005, the Company reported revenues of $3.8 million and a net loss of $26.8 million, or $0.50 per share. This compares to revenues of $4.3 million and a net loss of $22.4 million, or $0.45 per share, for fiscal year 2004. The increase in net loss for the fourth quarter and the fiscal year was due to increased research and development expenses, particularly related to the Phase III clinical trials for epratuzumab in patients with lupus.

    At June 30, 2005, the Company had $33.6 million in cash and liquid securities, including $3.8 million of restricted securities that collateralize the New Jersey Economic Development Authority financing completed in May 2003 for the construction of the Company's expanded manufacturing facilities, and $14.3 million of the proceeds from the April 2005, private placement of 5% senior convertible notes and common stock warrants that was placed in escrow pending receipt of shareholder approval to increase the Company's authorized common stock. With the August 19, 2005 shareholder approval to increase the authorized shares of common stock to 110 million, there is no longer a restriction on any of the proceeds from the issuance of the 5% senior convertible notes into shares of common stock. As a result, the $14.3 million previously held in escrow is available for general corporate purposes.

    "Our financial results for the fiscal year 2005 were in line with our expectations. The Company initiated two pivotal Phase III clinical trials in May 2005, to further evaluate the safety and efficacy of the Company's lead drug candidate, epratuzumab, for the treatment of patients with systemic lupus erythematosus (SLE). Known as ALLEVIATE or Alleviate Lupus Affliction with Epratuzumab and Validate its Autoimmune Safety and Efficacy, both trials are randomized, double-blinded, placebo-controlled, multi-center studies using the BILAG (British Isles Lupus Assessment Group) index to monitor and assess disease activity. One trial, ALLEVIATE A, is for patients with severe SLE flares, and the second trial, ALLEVIATE B, is for patients with moderately active SLE. The higher expenses incurred in the fourth quarter were the result of launching our ALLEVIATE trials. To provide funding for the trials and retire certain existing outstanding debt, we issued approximately $38 million of 5% senior convertible notes and common stock warrants in April 2005. With the release of funds that were held in escrow following the approval of the April financing by our shareholders in August, 2005, the $14.3 million is available for general corporate purposes," commented Gerard G. Gorman, the Company's Vice President, Finance, and Chief Financial Officer.

    "We believe we are a stronger Company than we were a few months ago, especially in light of the positive ruling from the Nasdaq Listing and Qualification Panel, the support we received from our shareholders for the April financing, and the launching of our ALLEVIATE trials," said Cynthia L. Sullivan, President and Chief Executive Officer of the Company. "Our efforts in lupus are now being recognized with our ALLEVIATE trials often cited in investment letters and analyst reports, and the Company's involvement in seminars on lupus by advocacy groups and by Wall Street."

    Other developments of note during the fourth quarter of fiscal year 2005 were as follows:

     * The Company and its subsidiary, IBC Pharmaceuticals, Inc., presented three posters at the 41st Annual Meeting of the American Society of Clinical Oncology on a potentially new diagnostic test for pancreatic cancer, clinical update on radioimmunotherapy of colorectal cancer, and pretargeted radioimmunotherapy.

     * The Company presented initial clinical results from its Phase I/II trial of epratuzumab for the treatment of Sjogren's syndrome, an autoimmune disease that currently affects between 2 to 4 million Americans, at the 2005 Annual European Congress of Rheumatology.

     * The Company was awarded U.S. and Australian patents for autoimmune therapy using monoclonal antibodies that bind to the CD22 antigen present on B-lymphocytes.

     * The Company and its subsidiary, IBC Pharmaceuticals, Inc., presented five studies at the 52nd Annual Meeting of the Society of Nuclear Medicine on radiation dosimetry, pretargeted radioimmunotherapy, molecular imaging with pretargeting, fractionated radioimmunotherapy, and positron emission tomography.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For More Information:
     Dr. Chau Cheng
     Associate Director, Investor Relations & Business Analysis
     (973) 605-8200, extension 123
     ccheng@immunomedics.com

                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                              June 30,        June 30,
                                                2005            2004
                                           -------------   -------------
ASSETS
Current Assets:
     Cash and cash equivalents             $  11,937,483   $   9,133,297
     Marketable securities                     3,547,507       4,345,891
     Accounts receivable                         409,458         788,647
     Inventory                                   493,603         340,133
     Other current assets                        785,677         748,921
     Restricted securities                    15,575,200       1,275,200
                                              32,748,928      16,632,089

Property and equipment, net                   10,152,115      11,532,646

Restricted securities                          2,550,400       3,825,600
Other long-term assets                         2,471,706          98,243

                                           $  47,923,149   $  32,088,578

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities                   $   9,422,923   $   6,296,713
     Long-term debt                           36,743,233      13,825,600
     Other liabilities                         2,748,240
     Minority interest                           272,160         382,121
     Stockholders' (deficit) equity           (1,263,407)     11,584,144
                                           $  47,923,149   $  32,088,578

                 Condensed Consolidated Statements of Operations

                                  Three Months Ended                 Year Ended
                                        June 30,                       June 30,
                            -----------------------------   -----------------------------
                                2005            2004            2005            2004
                            -------------   -------------   -------------   -------------
Revenues:
     Product sales          $     543,312         816,745       3,349,483       3,607,413
     License
      fee and
      other
      revenues                     66,287          52,253         329,674         512,256
     Research &
      development                       -          42,422         134,285         186,171
Revenues                    $     609,599         911,420       3,813,442       4,305,840
Costs and
 Expenses                      11,117,806       7,711,943      32,514,259      27,299,074
Operating Loss                (10,508,207)     (6,800,523)    (28,700,817)    (22,993,234)
Interest and
 Other Income                     376,822          11,843       1,557,763         403,843
Net Loss before
 Income Tax
 Expense                      (10,131,385)     (6,788,680)    (27,143,054)    (22,589,391)
Income Tax
 (Expense)
 Benefit                           37,555         (36,714)        385,120         234,136
Net Loss                    $ (10,093,830)  $  (6,825,394)  $ (26,757,934)  $ (22,355,255)

Net Loss per
 Common Share,
   Basic and
    Diluted                 $       (0.19)          (0.14)          (0.50)          (0.45)

Weighted
 average number
 of common
 shares
 outstanding                   54,073,059      49,893,627      53,683,834      49,886,484